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                                                     Exhibit C


             NEW ENGLAND ELECTRIC RESOURCES, INC.
                    Statement of Cash Flows
        For the Twelve Months Ended September 30, 1995
              (Unaudited, Subject to Adjustment)




Operating Activities:
 Net income/(loss)                                $(1,025,333)
 Adjustments to reconcile net loss to
   net cash provided by operating
   activities:
   Write-off of investment in
      Quality Power Systems, Inc.                     250,000
   Deferred income taxes                              299,400
   (Increase)/decrease in tax benefit receivable     (335,417)
   (Increase)/decrease in accounts receivable          47,718
   Increase/(decrease) in accounts payable           (121,243)
   Increase/(decrease) in accrued taxes                (3,157)
   (Increase)/decrease in deferred charges and
      other assets                                    300,840
                                                  -----------
Net cash provided by operating activities         $  (587,192)
                                                  -----------

Investing Activities:
 Investment in Separation Technologies, Inc.,
      at cost                                     $  (999,999)

Financing Activities:
 Subordinated notes payable to parent-issues      $ 1,724,999
 Proceeds from common stock issued                          0
                                                  -----------
Net cash used in financing activities             $ 1,724,999
                                                  -----------
Net increase/(decrease) in cash and cash
 equivalents                                          137,808
Cash and cash equivalents at beginning of period       32,807
                                                  -----------
Cash and cash equivalents at end of period        $   170,615
                                                  ===========